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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          MOTIVEPOWER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

             PENNSYLVANIA                                82-0461010
             ------------                                ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

          TWO GATEWAY CENTER
             PITTSBURGH, PA                                15222
          ------------------                               -----
(Address of principal executive offices)                 (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

      Title of each class                        Name of each exchange on which
      to be so registered                        each class is to be registered
      -------------------                        ------------------------------

 COMMON STOCK, $.01 PAR VALUE                        NEW YORK STOCK EXCHANGE


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.



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ITEM 1.  DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED.

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional shares of Common Stock or other securities. All outstanding shares of Common Stock are, and when issued, the shares of Common Stock offered hereby will be, fully paid and nonassessable.

         In addition to the Stockholders Rights Agreement adopted by the Company (which is the subject of a separate Form 8-A filed by the Company), various provisions of the Company's Articles of Incorporation ("Articles") and Bylaws discussed below are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposal could result in an improvement of its terms.

         The Company's Articles and Bylaws provide, in general, that (i) the number of directors of the Company will be fixed within a specified range by a majority of the total number of the Company directors then in office, (ii) the directors of the Company in office from time to time are entitled to fill any vacancy or newly created directorship on the Board, unless they allow the shareholders to do so, with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of the Company may be removed only for cause by the holders of at least 66-2/3% of the Company's voting stock,
(iv) shareholder action can be taken only at an annual or special meeting of shareholders and not by written consent in lieu of a meeting, and (v) special meetings of shareholders may be called only by the Chairman of the Board or by the Secretary of the Company upon the written request of a majority of the total number of directors of the Company then in office. The Company's Articles and Bylaws also provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

         The Bylaws also require that shareholders desiring to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that


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the date of the meeting is not publicly announced by the Company more than 75 days prior to the meeting, to be timely notice by the shareholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Bylaws further require that the notice by the shareholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain other information. The Bylaws also provide that the term of any director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such director, upon the termination for any reason of such director in his or her capacity as an officer of the Company.

         The Bylaws also provide that nominations for election of directors by the shareholders will be made by the Board or by any shareholder entitled to vote in the election of directors generally. The Bylaws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company more than 75 days prior to the meeting, notice by the shareholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated.

         The Company's Articles of Incorporation state that subchapters E, F, G and H of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") do not apply to the Company. Generally, these subchapters provide special protections against acquisitions of publicly-held corporations subject to the Exchange Act. In lieu of these provisions, the Company's Articles of Incorporation incorporate the provisions of Section 203 of the Delaware General Corporation Law.


ITEM 2.  EXHIBITS.

Exhibit No.                Description

      1. Articles of Incorporation of the Company. (Included as Appendix B to the Company's definitive proxy statement filed with the Commission on March 19, 1999 and incorporated herein by reference).

      2.                   Bylaws of the Company

      3. Plan of Merger by and between MotivePower Industries, Inc., a Delaware corporation, and the MotivePower Industries Merger Subsidiary, Inc., a Pennsylvania corporation. (Included as Appendix A to the Company's definitive proxy statement filed with the Commission on March 19, 1999 and incorporated herein by reference.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                           MOTIVEPOWER INDUSTRIES, INC.

                           By /s/ Jeannette Fisher-Garber
                              ----------------------------
                           Name: Jeannette Fisher-Garber
                                 -------------------------
                           Title: Vice President, General Counsel and Secretary
                                 ----------------------------------------------

Date: May 2, 1999


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